                                  EXHIBIT 11
                         COMPUTATION OF PER SHARE DATA
                                  (UNAUDITED)
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                                                                SIX MONTHS ENDED                   THREE MONTHS ENDED
                                                        -------------------------------------   -------------------------
                                                            MARCH 30,           APRIL 1,        MARCH 30,      APRIL 1,
                                                              1996                1995             1996          1995
                                                        -----------------  ------------------  ------------   -----------
NET INCOME (LOSS)                                             $  (938,000)        $ 2,535,000   $  (740,000)  $   421,000
                                                              ===========         ===========   ===========   ===========

Primary:
Weighted average number of common
  common shares outstanding                                    18,178,205          14,630,161    18,183,750    14,665,090

Shares issuable upon conversion of  Series A
  Convertible Preferred Stock                                          -              995,751             -       995,751

Shares issuable upon exercise of dilutive stock
  options and warrants - net of shares assumed to
  be repurchased (at the average market price for
  the period) from exercise proceeds                              224,638             468,852       249,850       434,993
                                                              -----------         -----------   -----------   -----------

Shares used for computation                                    18,402,843          16,094,764    18,433,600    16,095,834
                                                              ===========         ===========   ===========   ===========


NET INCOME (LOSS) PER SHARE OF COMMON STOCK                         $(.05)               $.16         $(.04)         $.03
                                                                      ===                 ===           ===           ===

Assuming full dilution:
Weighted average number of common shares
  outstanding                                                  18,178,205          14,630,161    18,183,750    14,665,090

Shares issuable upon conversion of Series A
  Convertible Preferred Stock                                           -             995,751             -       995,751

Shares issuable upon exercise of dilutive stock
  options and warrants - net of shares assumed to be
  repurchased (at the higher of period-end market
  price or the average market price for the period)
  from exercise proceeds                                          224,638             694,201       249,850       684,177
                                                              -----------         -----------   -----------   -----------

Shares used for computation                                    18,402,843          16,320,113    18,433,600    16,345,018
                                                              ===========         ===========   ===========   ===========

NET INCOME (LOSS) PER SHARE OF COMMON STOCK                         $(.05)               $.16         $(.04)         $.03
                                                                      ===                 ===           ===           ===
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